Exhibit 99.2

Synacor Q1 FY 2016 Conference Call Prepared Remarks

Operator

Good day, ladies and gentlemen and welcome to the Synacor 2016 first-quarter financial results conference call. (Operator Instructions) As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Maureen Wolff from Sharon Merrill Associates. You may begin.

Maureen Wolff, Sharon Merrill Associates

Thank you and good afternoon. Welcome to Synacor’s first-quarter 2016 financial results conference call. Joining me today to discuss Synacor’s results are CEO Himesh Bhise, and CFO Bill Stuart.

Before we begin, I would like to take this opportunity to remind you that during the course of this call management will make forward-looking statements which are subject to various risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled Risk Factors in the Company’s most recent Form 10-K filed with the SEC on March 22, 2016.

Also, I would like to remind you that during the course of this conference call management will discuss non-GAAP measures in talking about the Company’s performance. Reconciliations to the most directly comparable GAAP financial measures are provided in the tables in today’s press release.

And now I’ll turn the call over to Himesh Bhise, Synacor’s CEO.

Himesh Bhise, CEO

Thank you, Maureen. And welcome, everyone, to today’s conference call.

These are exciting times for Synacor. We begin 2016 with another successful quarter. We beat our Q1 financial guidance, we delivered double digit revenue growth, we expanded margins, we continued to execute against our four-pillar growth strategy, we announced our partnership with AT&T, and we shared our financial targets of $300 million in Revenue and $30 million in EBITDA in 2019.

I am pleased to report that for the First Quarter 2016, our revenue was $30.3 million, and our adjusted EBITDA was $1.5 million, both exceeding our guidance range. Importantly:

•	We delivered Growth: A 13% year-over-year growth in revenue

•	We grew Margins: Our implied gross margins increased to 57% in Q1 2016, compared to 46% in Q1 2015; and we delivered a 17% year-over-year growth in EBITDA

•	We expanded our Recurring Revenue businesses: Recurring and fee-based revenue, which is higher margin revenue, represented 43% of our Q1 Revenue growing 113% year-over-year

•	We generated Cash: We generated $3.9 million in operating cash in Q1. We funded the acquisition of Technorati and made the investments necessary to win AT&T, all from Q1 operating cash, and still grew our cash balance.

During today’s call, I will recap and discuss our focus on executing well on the AT&T partnership. I will provide an update on our progress against our four-pillar strategy highlighting the ongoing synergies we are seeing from our Technorati and Zimbra acquisitions. I will turn it over to Bill to share our financial results in more detail, and then I will discuss our recently announced ‘Path to 3/30/300’ financial plan.

We are honored to have been selected from among many contenders to provide portal services for AT&T. This win is a validation of our company, our products, our monetization, and our team. But it is also an indicator and accelerator of our future growth. We appreciate the positive response from customers, partners, and shareholders to this announcement.

To recap, in partnership with AT&T, we will be developing and managing innovative desktop and mobile portal services designed to drive user engagement. We will populate these portal experiences with rich content sourced from popular brands and will monetize this content through search and advertising. We estimate the value of this multi-year contract to be approximately $100 million per year after we fully deploy our products to AT&T customers. This deployment is targeted over 2017.

We are focused on resourcing and executing well against the AT&T partnership, even while we continue to serve our current customers exceedingly well, and also pursue our robust sales pipeline. We will be investing $10 million over the next 12 months in support of the AT&T partnership. This investment will be focused on:

•	Setting up a team focused on AT&T

•	Developing a set of features, functionality and services that are reflective of the innovative experience that service providers are looking to offer their customers, and

•	Investing in additional back office infrastructure and operations required to launch these experiences at scale

We have hit the ground running. Leadership is in place, several new-hire offers have already been made and accepted, products and architecture are being defined and scoped. We expect our AT&T investment to yield a significant increase in EBITDA in 2017 and 2018, when revenue accelerates.

In addition, we believe that these investments will strengthen Synacor’s overall competitive position, and benefit our broad base of customers by driving higher engagement on our platform, increasing the scale of traffic and delivering higher quality content and monetization.

In addition to the AT&T win, we continue to make progress across our four-pillar growth strategy. We have (1) increased value for our current customers, (2) innovated on product platforms, (3) won new customers, and (4) extended into international and enterprise markets. To give you some highlights:

•	90% of our users are now on our new-generation portal, up from 80% last quarter.

•	We continue to expect the Technorati transaction to be accretive this year. We have combined Technorati with the Synacor Portal Group to create a new digital property called Synacor Media, which according to Comscore, reached over 150 million monthly unique visitors in the month of March.

•	The power of this Synacor Media platform is evident. We won a large multi-market advertising deal with a major retailer that will run in 15 US markets.

•	We continue to grow our Cloud-based Identity Management platform. We recently deployed a major fiber ISP. Our home-based auto-authentication traffic grew 100% year-over-year. And we saw a ~20% year-over-year increase in authentication traffic during March Madness Live.

•	We continue to renew and extend several service provider agreements.

•	We signed a three-year renewal with a major carrier.

•	We expanded our relationship with K-Opticom in Japan. They have been using Zimbra for their land line and mobile service, and recently expanded to their MVNO service as well.

•	Customers and Partners are responding well to the Synacor-Zimbra combination.

•	We set a new quarterly record in Zimbra Cloud billings, working with our global network of hosting providers.

•	We announced an OEM Agreement at World Hosting Days in Germany to offer our customers “Zimbra Talk” (chat, group chat and video chat). This generated over 100 trial downloads just in the first week post-launch.

•	We recently hosted very well-attended Customer and Partner Summits in Japan and Asia-Pac. Over 150 people attended the events to learn more about Synacor’s product roadmap and how we can partner to grow in that region.

•	We continue to see growth in the international government market, adding customers like Indonesia’s Police force.

We are proud of the progress we are making against our strategy, and we are confident in the foundation that we have laid for future growth. I will come back to discuss our “Path to 3/30/300” after Bill takes you through our financial results in more detail. Bill?

Bill Stuart, CFO

Thank you, Himesh.

Before I discuss our results, I want to remind everyone that our non-GAAP financial measures exclude stock-based compensation expenses. Please refer to our press release and SEC filings for the GAAP to non-GAAP reconciliations.

As Himesh mentioned, Synacor beat revenue and adjusted EBITDA guidance for the first quarter of 2016. First-quarter revenue was $30.3 million, an increase of 13% compared with $26.7 million in the first quarter of 2015.

Looking more closely at the different components of our revenue, advertising revenue was $12 million, versus $10.9 million in the first quarter of 2015. Search revenue was $5.3 million versus $9.7 million in the first quarter of 2015. Recurring and fee-based revenue was $13 million, an increase of 113% from $6.1 million in Q1 2015 as we continue to focus on driving higher recurring revenue dollars.

Cost of revenue was 43% vs. 54% in the quarter a year ago. This resulted in an implied gross margin of 57% in the first quarter of 2016, up 11 points over 46% in the first quarter of 2015. This increase was driven principally by the growth in recurring and fee based revenues.

Total operating expenses, excluding stock-based compensation and depreciation, were $15.8 million for the quarter, or 52% of revenue, compared with $11.1 million, or 41% of revenue, in the same period last year. The increase reflects the absorption of Zimbra-related expenses and expenditures to prepare for delivery on the AT&T contract. As a percentage of revenue, technology and development expenses were 18%, sales and marketing expenses were 18%, and G&A expenses were 16%.

For the first quarter, adjusted EBITDA was $1.5 million, compared with $1.3 million in the first quarter of 2015. Synacor’s GAAP net loss was $1.6 million, or, on a per share basis, a loss of $0.05. This compares with a net loss of $1.1 million, or $0.04 per share, in the first quarter of 2015. The net loss includes $2.1 million in depreciation and amortization in the first quarter of 2016 vs. $1.5 million in the first quarter of 2015. This increase was due to higher depreciation and amortization costs associated with the intellectual property acquired from Zimbra and investments in the Company’s new generation portal. The net loss includes stock-based compensation expense of $0.7 million in both the first quarter of 2016 and 2015.

The EPS calculation for the first quarter of 2016 is based on 30.0 million weighted average common shares outstanding, and the first quarter of 2015 is based on 27.4 million weighted average common shares outstanding.

Including for the month of March unique visitors to Technorati Media Network sites and to Synacor sites, both as reported by Comscore, we engaged 71.0 million average multi-platform monthly unique visitors — that is, visitors across desktop and mobile, in the first quarter versus 22 million in the first quarter of 2015.

We generated $3.9 million in cash from operating activities compared with $2.2 million in the first quarter of 2015. The Technorati acquisition, representing $2.5 million in February, was financed out of operating cash flow during the quarter.

We ended the quarter with $15.7 million in cash and cash equivalents, up slightly from the prior quarter.

To conclude, I would like to provide an update on guidance for the second-quarter and full-year 2016. We started the year on a positive note and we continue to execute well against our strategic plan.

For the second quarter, we expect revenue within the range of $29 million to $31 million, and adjusted EBITDA of breakeven to $200 thousand, which includes the investment in AT&T portal services deployment. We expect stock-based compensation expense within the range of $800 thousand to $900 thousand. Depreciation and amortization, other income and expense, interest expense, and loss in equity interest is expected be within a range of $2.2 million to $2.4 million. Also, we expect approximately 30 million weighted average shares outstanding in the second quarter.

For the full year 2016 we are raising our revenue guidance to be in the range of $130 million to $135 million, up from our previously provided range of $125 to $130 million, primarily reflecting the early revenue contribution we are expecting this year as we begin to ramp the AT&T business.

We now expect to report adjusted EBITDA of $.5 million to $2.0 million, compared with the previously provided range of $4 to $6 million. This is due to the investments that we will be making to support the AT&T business in 2016.

From a longer-term point of view, we fully expect to improve our overall EBITDA performance very significantly as AT&T revenues accelerate, we complete the cost of integrating our recent acquisitions and finish the up-front investments required to support our growing level of recurring revenue business. This is reflected in our new 3-year adjusted EBITDA target of $30 million, which Himesh will now speak to in his concluding remarks.

Himesh?

Himesh Bhise, CEO

Thank you, Bill.

We have engineered a massive transformation at Synacor in less than two years. Strong talent, focused product development, improved operations, global customer-base, and the integration of NimbleTV, Zimbra and Technorati. Today we are a new, stronger Synacor.

•	We have an enviable and expanding global customer base of 120 service providers and 3500 enterprises;

•	A compelling and broad portfolio of portal, advertising, email, and video products positioned in growing digital markets; and

•	We reach over 150 million monthly visitors, 500 million email-boxes, and work with 1500 channel partners worldwide.

With this foundation for growth, and the validation of our strategy that we see in our financial results and customer wins, we recently introduced our three-year growth target - our ‘Path to 3/30/300’. We are targeting annual revenue of $300 million and adjusted EBITDA of $30 million in 3 years (that is in 2019). This represents revenue growth of 30% per year.

The $300 million revenue target contemplates:

•	Our base business expectations for 2016

•	The value we expect from AT&T

•	Our prospects in the high-growth markets of email, advertising, video, and identity management where Synacor has strong market positions, and

•	Incremental opportunities in international and enterprise markets

The $30 million EBITDA target contemplates:

•	Benefits of scale – costs and monetization, in our portal and advertising business as we add traffic

•	Higher margins from our recurring and fee-based businesses in email and video

Our team is working hard towards the 3/30/300 goal. We believe this plan is achievable. We have a robust sales pipeline, a compelling product roadmap, and a strong position in attractive digital markets. In addition, we are a company that has demonstrated operational discipline and has consistently met or exceeded our targets every quarter for almost two years.

2016 is off to a great start. We have tremendous potential ahead and we look forward to keeping you updated as we continue to advance ahead on our path to 3/30/300.

We’ll now open the line to your questions. Operator?

Operator: Q&A

Dan Medina, Needham & Company: Congratulations on a great quarter. I had a question with regards to the $10 million that’s going to be used to integrate the AT&T win. My question is, can you give us a little more granularity on the split between that $10 million between, say, capital expenditures and operating expenditures as I try to get a sense for the impact on guidance, revenue, and EBITDA [earnings before interest, taxes, depreciation and amortization]?

Bill Stuart: Dan, we expect it’s going to be about 80% OPEX and about 20% CAPEX. Of that breakdown between OPEX and CAPEX, about 80% hitting in total this year and 20% next year.

Dan Medina: Do you anticipate any financing requirements to integrate the AT&T contract and then as you continue to build towards 3/30/300?

Himesh Bhise: As we just said in our prepared remarks, we do not. The business is performing well. I think you’ve seen us demonstrate revenue growth, you’ve seen us deliver EBITDA, and we’re seeing the benefit of higher margins as we expand our recurring revenue businesses. We believe and it is our plan to fund the AT&T opportunity fully from the cash that we are generating in operating the business.

Kirk Adams, Rosenblatt Securities: Recurring revenues versus advertising revenues and search, do you have any breakout of that on what you expect of that contract going forward?

Himesh Bhise: The revenue stream from this agreement as we said is search and advertising related. We haven’t really talked through the split of that thus far. It’s something that we’ll get into as we begin to deploy our products and services. We’re already going down that process. We expect to develop and launch some of these products required in this contract and then deploy them across the AT&T customer base through 2017. As we begin those deployments, you’ll see some of the numbers become self-evident in our guidance and projections.

Bill Stuart: Bearing in mind, Kirk, that even though we talk separately about recurring revenues associated, for instance, with email and the other parts of our business in that category, we also generate a lot of the search and advertising revenue that has also been historically fairly predictable. So it has a lot of the . . . well, it’s not truly recurring in the pure sense of the word, it is really similar to recurring in its predictability.

Kirk Adams: You talk about the Technorati and SYNC media platform. Can you just talk a little more about that and the attractiveness of it?

Himesh Bhise: We’ve had the benefit over the past couple years of having very high quality of traffic from the service provider portals that we operate. We’ve done a great job as you’ve seen on these prior calls increasing the monetization of our advertising inventory. The one thing we were lacking though was scale. Technorati brings us that in spades. With the Technorati acquisition, we’ve added almost a thousand web publishers that we reach through it. We’ve added some very interesting technology and now combined, as I mentioned on the call, we have a combined reach of well over 150 million unique users in the US. What that does for us is that it enables us to deliver on national campaigns because our reach is very broad, it allows us to deliver specific audiences to advertisers at scale because we can segment the space of users at the direction of our advertiser customers. We can kind of manage yield across this entire set of advertising products that we serve to this audience. I kind of tried to give you one example of that during the call. One example was a major contract we ran with a retailer where they were running a national advertising campaign that we were delivering for them; and of course there are many more examples of like that.

Kirk Adams: Great. And just lastly, just employee headcount. Where it is now and where do you see it going with this AT&T deal?

Himesh Bhise: We’re about 400 people now, Kirk. We will certainly be adding headcount to fulfill on the AT&T agreement and also to continue to grow our core business. I think if you look at our recruiting site right now —our careers section, you probably see 30 to 40 job postings already up there. We’re working aggressively to identify great candidates to make offers, many of them have accepted, because clearly we are very focused on executing extremely well on this current contract and for all the customers we serve.

Kirk Adams: Great, thanks guys and congratulations.

Bill Stuart: Thank you, Kirk.

Operator: Close the Call

Himesh Bhise, CEO

Thank you, operator and thank you everyone for being on the call. We are pleased to have been able to report today on the progress in our business. I look forward to updating you again on our next quarterly earnings call.

Thank you and have a good evening.